EXHIBIT 12

                       AMERICAN EXPRESS CREDIT CORPORATION
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)


                   Nine Months Ended
                     September 30             Year Ended December 31,
                      (Unaudited)
                   -----------------   ------------------------------------
                       1994    1993     1993    1992    1991    1990   1989
                       ----    ----     ----    ----    ----    ----   ----

Earnings:
Income before
 extraordinary
 charge                $ 98    $111     $137   $138  $  174  $  191   $ 190

Income tax provision     52      50       64     70      87      99      71
Interest expense        521     454      599    728     946   1,022     898
                        ---     ---      ---    ---   -----   -----     ---

Total earnings         $671    $615     $800   $936  $1,207  $1,312  $1,159
                        ===     ===      ===    ===   =====   =====   =====
Fixed charges -
 interest expense      $521    $454     $599   $728  $  946  $1,022    $898
                        ===     ===      ===    ===   =====   =====     ===
Ratio of earnings
 to fixed charges      1.29    1.35*    1.34*  1.29    1.28    1.28    1.29



Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.

       * The ratio of earnings to fixed charges calculated in accordance with the Receivables Agreements after the impact of the extraordinary charge of $34 million (pretax) was 1.28.













                                   -12-